[LETTERHEAD OF PERKINS, SMITH & COHEN, LLP]
                                                              September 27, 2000

Envirokare Tech, Inc.
2470 Chandler Avenue, Suite 5
Las Vegas, NV  89120

Ladies and Gentlemen:

     We have acted as counsel to Envirokare Tech, Inc., a Nevada corporation (the "Corporation") in connection with the preparation for filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to Registration Statement No. 333-31966 on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Post-Effective Amendment relates to the registration under the Act of 1,700,000 shares (the "Shares") of the Corporation's authorized but unissued common stock, par value $.001 per share (the "Common Stock"), proposed to be issued and sold by the Corporation pursuant to the Envirokare Tech, Inc. 1999 Stock Plan (the "Plan"). The number of Shares reflects a two-for-one stock split effected subsequent to adoption of the Plan.

     In connection with this opinion, we have examined, among other things, the following documents with respect to the Corporation: (i) the Registration Statement, (ii) the Post-Effective Amendment, (iii) the prospectus (which was not filed with the Registration Statement, but is required to be given to all persons receiving rights under the Plan), (iv) the votes of the Board of Directors adopting the Plan and authorizing the reservation of shares of Common Stock for issuance and sale pursuant to the Plan, (v) the minutes of the annual meeting of the Corporation's shareholders, at which the shareholders of the Corporation voted


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to ratify  adoption  of the Plan,  (vi) the  Articles  of  Organization  and the
By-laws of the Corporation, including amendments thereto, and (vii) the Plan.

     Based upon such examination, we are of the opinion that the Shares to be issued by the Corporation pursuant to the Plan have been duly authorized and reserved for issuance and, when the Shares shall have been received by the grantees in accordance with the Plan, and the Corporation shall have received the requisite consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, and to the use of our name under the caption "Legal Opinions" in any prospectus included in the Registration Statement and any amendment thereto. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                        Very truly yours,
                                        Perkins, Smith & Cohen, LLP



                                        by:  /s/ Kenneth A. Korb
                                             -----------------------------------
                                                 Kenneth A. Korb, a partner